Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITERS DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

July 22, 2020

Dynagas LNG Partners LP
Poseidonos Avenue and Foivis 2 Street
16674 Glyfada, Athens, Greece

Re:	Dynagas LNG Partners LP
Ladies and Gentlemen:
We have acted as counsel to Dynagas LNG Partners LP, a limited partnership organized under the laws of the Republic of the Marshall Islands (the "Partnership") in connection with the Partnership's registration statement on Form F-3 (File No. 333-     ) (such registration statement as amended or supplemented from time to time) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") of up to an aggregate of $750,000,000 of the Partnership's securities, plus 15,595,000 of the Partnership's common units that may be sold by the selling unitholder named therein.
In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement, including the Prospectus contained therein (the "Prospectus"). We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Partnership.
Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
Based on the facts as set forth in the Registration Statement and, in particular, on the representation, covenants, assumptions, conditions and qualifications described under the caption "Material United Stated Federal Income Tax Considerations" therein, we hereby confirm that statements made therein, insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, are the opinions of Seward & Kissel LLP and accurately state our view as to the tax matters discussed therein.

Dynagas LNG Partners LP
July 22, 2020

Our opinions and the tax discussion as set forth in the Prospectus are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "Material United States Federal Income Tax Considerations" and "Legal Matters" in the Registration Statement and the Prospectus.

Very truly yours,

/s/ Seward & Kissel LLP